Exhibit 5.1 and 23.2

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

April 1, 2013

Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071

Ladies and Gentlemen:

Reliance Steel & Aluminum Co., a California corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) shares of common stock, no par value per share (the “Common Stock”) of the Company; (b) shares of preferred stock, no par value per share (the “Preferred Stock”) of the Company; (c) the Company’s senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), which may be fully and unconditionally guaranteed by one or more of the subsidiaries of the Company listed on Schedule 1 hereto (the “Guarantors”), and which may be issued pursuant to an indenture (the “Indenture”), among the Company, the Guarantors and the trustee to be named therein (the “Trustee”); (d) warrants of the Company (the “Warrants”), which may be issued pursuant to a warrant agreement (the “Warrant Agreement”) between the Company and the warrant agent to be named therein (the “Warrant Agent”); (e) units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”); and (f) guarantees (the “Guarantees”) of the Debt Securities by the Guarantors, to be issued under the Indenture.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.                                      When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors of the Company (the “Board of Directors”), for the consideration approved by the Board of Directors (which consideration is not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable.

2.                                      Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors and the proper filing with the Secretary of State of the State of California of a Certificate of Determination relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.                                    When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee, the Company and, if applicable, the Guarantors; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture, including as to whether any Guarantees are to be provided with respect to such Debt Securities; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company and, if applicable, each of the Guarantees thereof by each Guarantor will constitute valid and binding obligations of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation.

4.                                    When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the

Warrant Agent and the Company; the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement; and such Warrants have been duly authorized, executed, issued and delivered in accordance with the Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

5.                                    When the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent and the Company; the specific terms of the Units have been duly authorized and established in accordance with the Unit Agreement; and such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Company or the Guarantors, as the case may be, shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company or the Guarantors, as the case may be, shall remain validly existing and in good standing under the laws of its respective jurisdiction of organization; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indenture, the Debt Securities and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and each Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security.  We have also assumed that the execution, delivery and performance by the Company or any Guarantor of any security whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or any Guarantor.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the State of California and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Alabama, Arizona, Connecticut, Georgia, Illinois, Louisiana, Minnesota, Ohio, Oregon, Pennsylvania, Tennessee, Texas and Wisconsin, we have relied, without independent inquiry or investigation, on the opinions of Bradley Arant Boult Cummings LLP (with respect to the laws of Alabama and Tennessee), Bryan Cave LLP (with respect to the laws of Arizona), Andre D. Dorval, Attorney at Law (with respect to the laws of Connecticut), Greenberg Traurig LLP (with respect to the laws of Georgia, Illinois and Pennsylvania), Durio, McGoffin, Stagg & Ackermann LLP (with respect to the laws of Louisiana), Fredrikson & Byron, P.A. (with respect to the laws of Minnesota), Bailey Cavalieri LLC (with respect to the laws of Ohio), Davis Wright Tremaine LLP (with respect to the laws of Oregon), Vinson and Elkins LLP (with respect to the laws of Texas) and Foley & Lardner LLP (with respect to the laws of Wisconsin), respectively, each filed with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule 1

State or Other Jurisdiction of Incorporation or Organization
Allegheny Steel Distributors, Inc.	Pennsylvania
Aluminum and Stainless, Inc.	Louisiana
American Metals Corporation dba American Steel	California
AMI Metals, Inc.	Tennessee
CCC Steel, Inc.	Delaware
Chapel Steel Corp.	Pennsylvania
Chatham Steel Corporation	Georgia
Clayton Metals, Inc.	Illinois
Continental Alloys & Services (Delaware) LLC	Delaware
Continental Alloys & Services Inc.	Delaware
Crest Steel Corporation	California
Delta Steel, Inc.	Texas
Diamond Manufacturing Company	Pennsylvania
Durrett Sheppard Steel Co., Inc.	California
Earle M. Jorgensen Company	Delaware
Feralloy Corporation	Delaware
GH Metal Solutions, Inc.	Alabama
Infra-Metals Co.	Georgia
LBT, Inc.	Illinois
Liebovich Bros., Inc.	Illinois
McKey Perforated Products Co., Inc.	Tennessee
McKey Perforating Co., Inc.	Wisconsin
Metals Supply Company, Ltd.	Texas
National Specialty Alloys, Inc.	Delaware
Pacific Metal Company	Oregon
PDM Steel Service Centers, Inc.	California
Phoenix Corporation dba Phoenix Metals Company	Georgia
Precision Flamecutting and Steel, Inc.	Texas
Precision Strip, Inc.	Ohio
Precision Strip Transport, Inc.	Ohio
Service Steel Aerospace Corp.	Delaware
Siskin Steel & Supply Company, Inc.	Tennessee
Smith Pipe & Steel Company	Arizona
Sugar Steel Corporation	Illinois
Sunbelt Steel Texas, Inc.	Texas
Toma Metals, Inc.	Pennsylvania
Viking Materials, Inc.	Minnesota
Yarde Metals, Inc.	Connecticut